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                                                                    Exhibit 99.1

                              [LETTERHEAD OF PNM]

January 7, 2002

                                                                        [LOGO]
Mr Richard D. Terrill
Executive Vice President and General Counsel
Western Resources, Inc.
P.O. Box 889
Topeka, Kansas 66601

Re: Agreement and Plan of Restructuring and Merger Among Western Resources, Inc.
    ("WRI"), Public Service Company of New Mexico ("PNM"), HVOLT Enterprises, Inc., HVK, Inc. and HVNM, Inc. ("Agreement")

Dear Rick:

This is to notify WRI that the Board of Directors of PNM Resources, Inc. has taken action to terminate the Agreement effective as of January 7, 2002. The Agreement is, therefore, terminated effective as of such date.

The reasons for termination of the Agreement include, but are not limited to, the following:

        . Regulatory rulings in Kansas have rendered an essential element of the transaction - the Split-Off - impossible. Reversal of the Kansas Corporation Commission ("KCC") orders on appeal is unlikely. Even if the orders are reversed on appeal, the KCC would still be able to disapprove the transaction as presently designed, or condition its approval on elimination or redesign of the Split-Off.

        . WRI breached representations and warranties to the effect that no KCC approval was required for the Split-Off.

        . The Rate Orders issued by the KCC would have a material adverse effect on the operations of the combined enterprise. Reversal of the KCC orders on appeal is unlikely.

        . Even if the KCC Orders were to be reversed on appeal, it would be impossible to obtain necessary regulatory approvals in either Kansas or New Mexico by December 31, 2002, the last date for consummation of the transaction contained in the Agreement.

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                                      -2-

January 7, 2002

      . Even if the merger applications could be placed before the KCC and New Mexico Public Regulation Commission ("NMPRC") in a timely fashion, it is unlikely that the KCC would approve the merger in the form required by the Agreement due to the necessary condition of the Split-Off, which the KCC clearly opposes. Any WRI debt reduction plan that called for the diversion of PNM revenue to Kansas operations would likely not be approved by the NMPRC.

      . In breach of the Agreement, WRI has, without notice to or the consent of PNM, instituted new severance plans. These plans are outside the normal and usual course of business, not excepted in the Company Disclosure Letter and have resulted in the termination of key employees who may have been vital to the operation and management of the combined enterprise.

      . WRI, in breach of the Agreement, failed to renegotiate the Agreement in good faith following the issuance of the KCC's Split-Off and Rate Orders.

      . WRI failed to adequately prosecute the Rate Case in breach of the Agreement.

      . WRI breached the Agreement by unilaterally submitting a new debt reduction proposal to the KCC in November 2001 - a proposal that is outside the terms of the Agreement - without advance notice to or the consent of PNM.

      . In breach of the Agreement, WRI failed to provide PNM with financial information vital to determining the impact of the Split-Off and Rate Orders, and to enable formulation of a credible and economically feasible debt reduction plan.

      . WRI, in breach of the Agreement, unreasonably refused to consent to PNM's proposed stock repurchase plan.

Sincerely,

/s/ Patrick T. Ortiz
Patrick T. Ortiz
Senior Vice President,
General Counsel & Secretary

cc: William Lamb
    Timothy Toy
    David Lindley
    Charles Gilman